Exhibit 10.32

TO:	JOHN MCGRATH

FROM:	STEVE ESTES

DATE:	August 28, 2020

SUBJECT:	PLANNED ISSUANCE OF RESTRICTED STOCK

As you know, it is currently contemplated that Reynolds Group Holdings Limited (to be renamed Pactiv Evergreen Inc.) will effect an Initial Public Offering (IPO) of its common stock. Your assistance in preparing the business for the IPO, and your leadership as CEO of the public company after the IPO, have been and will be critical to a successful transaction and future operations.

If the IPO is successful, Pactiv Evergreen Inc. will issue you Restricted Stock at the completion of the IPO. The number of shares in this grant equals $2,000,000 divided by the IPO price as of the date of the grant, rounded to the nearest whole share. Vesting for the restricted stock will occur on 12/31/21. You must be an employee of the Company or one of its affiliates on the applicable vesting date to receive such shares.

This memo does not change your status as an “at-will” employee and does not guarantee your employment for any specific period of time. The Company reserves the right to terminate you at any time and for any or no reason. Any Restricted Stock issued pursuant to this memo shall be subject to regular tax withholdings and other authorized deductions and will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

This memo is provided to summarize the agreement that has been reached in this regard between the Company and the employee. Should an IPO be completed, a formal grant letter for the Restricted Stock will be provided to you that documents all terms and conditions related to the grant. If the IPO is not completed by 12/31/20, this letter shall be void.